                                  Exhibit: 2.1

                                 EXECUTION COPY

     TERMINATION AGREEMENT dated as of March 13, 2000, among TIME WARNER INC., a Delaware corporation ("Time Warner"), SONY CORPORATION OF AMERICA, a New York corporation ("Sony"), CDNOW, INC., a Pennsylvania corporation ("CDnow"), DELAWARE HOLDCO CORPORATION, a Delaware corporation and a direct wholly owned subsidiary of CDnow ("Holdco"), PENNSYLVANIA SUBSIDIARY, INC., a Pennsylvania corporation and a direct wholly owned subsidiary of Holdco ("Pennsylvania Sub"), DELAWARE SUB I L.L.C., a Delaware limited liability company and a direct wholly owned subsidiary of Holdco ("Delaware Sub I"), DELAWARE SUB II L.L.C., a
Delaware limited liability company and a direct wholly owned subsidiary of Holdco ("Delaware Sub II"), and the individuals party to this Termination Agreement.

     WHEREAS Time Warner, Sony, CDnow, Holdco, Pennsylvania Sub, Delaware Sub I and Delaware Sub II have entered into an Agreement of Merger and Contribution dated as of July 12, 1999 (the "Merger and Contribution Agreement");

     WHEREAS, in connection with the execution and delivery of the Merger and Contribution Agreement, Warner Music Canada Ltd., a corporation organized under the laws of Ontario ("Time Warner Canada"), Sony Music Entertainment (Canada) Inc., a corporation organized under the laws of Canada ("Sony Canada"), The Columbia House Company (Canada), a general partnership organized under the laws of Ontario ("Columbia House Canada"), the general partners of which are Time Warner Canada and Sony Canada, 3030809 Nova Scotia ULC, an unlimited liability company organized under the laws of Nova Scotia and a direct wholly owned subsidiary of Columbia House Canada, and Holdco entered into a Master Canadian Transaction Agreement dated as of July 12, 1999 (the "Master Canadian Transaction Agreement");

     WHEREAS, in connection with the execution and delivery of the Merger and Contribution Agreement, Time Warner, Sony and the certain shareholders of CDnow entered into the CDnow, Inc. Shareholders Agreement dated as of July 12, 1999 (the "CDnow Shareholder Agreement");

     WHEREAS, in connection with the execution and delivery of the Merger and Contribution Agreement, Time Warner, Sony and CDnow entered into a Stock Option Agreement dated as of July 12, 1999 (the "Stock Option Agreement");

     WHEREAS, in connection with the execution and delivery of the Merger and Contribution Agreement, Time Warner, Sony, CDnow, Holdco, Pennsylvania Subsidiary, Delaware Sub I and Delaware Sub II entered into a Letter Agreement dated July 12, 1999 (together with the Merger and Contribution Agreement, the Master Canadian Transaction Agreement, the CDnow Shareholder Agreement and the Stock Option Agreement, the "Transaction Agreements");

     WHEREAS, in connection with the execution and delivery of the Merger and Contribution Agreement, Time Warner, Sony Music Entertainment Inc., a Delaware corporation ("SMEI"), and CDnow entered into a Convertible Loan Agreement dated as of July 12, 1999 (the "Convertible Loan Agreement);

     WHEREAS, in connection with the Convertible Loan Agreement, CDnow and certain related companies entered into a Guarantee and Collateral Agreement dated as of January 21, 2000, in favor of Time Warner, as Security Agent for Time Warner and SMEI as lenders under the Convertible Loan Agreement (the "Security Agreement"); and

     WHEREAS, the parties hereto mutually desire to terminate the Transaction Agreements on the terms set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Termination Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I

                                   Termination

     SECTION 1.01. Termination. Time Warner, Sony and CDnow mutually consent to terminate the Merger and Contribution Agreement pursuant to Section 10.01(a) of the Merger and Contribution Agreement, which termination constitutes automatic termination of (i) the Master Canadian Transaction Agreement pursuant to Section
4.4 thereof and (ii) the CDnow Shareholder Agreement pursuant to Section 4 thereof. Each of Time Warner, Sony and CDnow acknowledges and agrees that, pursuant to Section 2 of the Stock Option Agreement, the termination of the Merger and Contribution Agreement as provided in the preceding sentence shall cause the Option (as defined in Section 1 of the Stock Option Agreement) granted under the Stock Option Agreement to terminate and be of no further force and effect.

     SECTION 1.02. Effect of Termination. Notwithstanding anything to the contrary contained in the Transaction Agreements, the Convertible Loan Agreement or the Security Agreement, except with respect to (i) Section 3.14, Section 4.14, the last sentence of Section 8.02(a), Section 8.07(a), Section 10.02 and
Article XI of the Merger and Contribution Agreement and (ii) Article 4 of the Master Canadian Transaction Agreement, which provisions shall survive the termination of the Transaction Agreements (for the avoidance of doubt, Section 8.07(b) and Section 8.07(c) of the Merger and Contribution Agreement shall not survive the termination of the Transaction Agreements), none of the parties to this Agreement nor any of their respective parents, subsidiaries or affiliates, or any of their respective directors, officers, trustees, representatives, employees, attorneys, advisors, investment bankers, agents, stockholders, warrant holders, partners, associates, predecessors, heirs, executors, administrators, legal representatives, successors or assigns shall have any liability or obligation under the Transaction Agreements.

     SECTION 1.03. Public Announcements. The press release announcing the termination of the Transaction Agreements shall be in the form of Exhibit A to this Termination Agreement.


                                   ARTICLE II

                     Releases and Absence of Indemnification

     SECTION 2.01. Releases. (a) Each of CDnow, Holdco, Pennsylvania Sub, Delaware Sub I, Delaware Sub II, and each of the individuals who execute this Termination Agreement, for such party and such party's successors and assigns, hereby releases and forever discharges each of Time Warner and Sony, and any and all of their respective present, former and future parents, subsidiaries and affiliates, and any and all of their respective present, former and future directors, officers, trustees, representatives, employees, attorneys, advisors, investment bankers, agents, stockholders, warrant holders, partners, associates, predecessors, heirs, executors, administrators, legal representatives, successors and assigns, in any capacity whatsoever (the "Time Warner and Sony Released Persons"), from all claims, actions, complaints, causes of action, judgments, liabilities, obligations, damages, debts, demands or suits (each individually, a "Claim" and collectively, "Claims"), at law or in equity, known or unknown, which CDnow or any other CDnow Released Person (as hereinafter defined) claiming through, under or on behalf of CDnow or any other CDnow Released Person or any of their successors or assigns ever had, now has or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Termination Agreement, which Claims relate to or result from or arise out of any Transaction Agreement or any of the transactions contemplated by any of the Transaction Agreements. For the avoidance of doubt, nothing in this Termination Agreement shall constitute a release of any Claims under the Convertible Loan Agreement or the Security Agreement or the notes and documents issued thereunder.

     (b) Each of Time Warner and Sony, for such party and such party's successors and assigns, hereby releases and forever discharges each of CDnow, Holdco, Pennsylvania Sub, Delaware Sub I, Delaware Sub II, and each of the individuals who execute this Termination Agreement, and any and all of their respective present, former and future parents, subsidiaries and affiliates, and any and all of their respective present, former and future directors, officers, trustees, representatives, employees, attorneys, advisors, investment bankers, agents, stockholders, warrant holders, partners, associates, predecessors, heirs, executors, administrators, legal representatives, successors and assigns, in any capacity whatsoever (the "CDnow Released Persons"), from all Claims, at law or in equity, known or unknown, which Time Warner, Sony or any other Time Warner and Sony Released Person claiming through, under or on behalf of Time Warner or Sony or any other Time Warner and Sony Released Person or any of their successors or assigns ever had, now has or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Termination Agreement, which Claims relate to or result from or arise out of any Transaction Agreement or any of the transactions contemplated by any of the Transaction Agreements. For the avoidance of doubt, nothing in this Termination Agreement shall constitute a release of any Claims under the Convertible Loan Agreement or the Security Agreement or the notes and documents issued thereunder.

     (c) Each of the parties to this Termination Agreement hereby acknowledges and agrees that all claims under Section 1542 of the California Civil Code and any other provision of law now or hereafter enacted, adjudicated or sought to be adjudicated relating to the release or waiver of unknown or unspecified claims are hereby specifically and expressly released and waived. Each of the parties understands that Section 1542 of the California Civil Code provides that "[a] general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor". For purposes of this Termination Agreement, each of the parties acknowledges and agrees that it may be considered to be both a "creditor" and a "debtor" for all purposes and with respect to all claims it may now know or suspect to exist within the meaning of Section 1542 of the California Civil Code and any other provision of law nor or hereafter enacted, adjudicated or sought to be adjudicated relating to the release or waiver of unknown or unspecified claims.

     SECTION 2.02. No Indemnification. Nothing in this Article II shall in any way constitute an agreement by any party to this Termination Agreement to indemnify any other party hereto against any third party Claim or, except as specifically set forth herein with respect to the Time Warner and Sony Released Persons and the CDnow Released Persons, waive, release, limit or restrict any Claim which any party may have against any person or entity not a party to this Termination Agreement.

                                   ARTICLE III

                             Financing Arrangements

     SECTION 3.01. Amendment of Convertible Loan Agreement and Consent in respect of Security Agreement. Time Warner and CDnow shall, and Sony shall cause SMEI to, simultaneously with the execution and delivery of this Termination Agreement, enter into an amendment to the Convertible Loan Agreement in the form of Exhibit B to this Termination Agreement. Time Warner and CDnow shall, and Sony shall cause SMEI to, simultaneously with the execution and delivery of this Termination Agreement, enter into a consent in respect of the Security Agreement in the form of Exhibit C to this Termination Agreement.

     SECTION 3.02. Purchase of Common Stock. (a) Each of Time Warner and Sony agrees to, or to cause one or more of its subsidiaries to, purchase from CDnow, and CDnow agrees to sell to each of Time Warner and Sony, or one or more subsidiaries of Time Warner or Sony, as the case may be, that number of shares of common stock, without par value, of CDnow (the "CDnow Common Stock"), determined by dividing $10,500,000 by the Market Value (as defined below) of shares of CDnow Common Stock, rounded up to the nearest whole share (all such shares of CDnow Common Stock purchased by Time Warner and Sony, and any of their respective subsidiaries, the "Purchased Shares") for an aggregate purchase price of $21,000,000 (the "Aggregate Purchase Price"). For purposes of this Section 3.02, the term "Market Value" shall mean $8.73 per share of CDnow Common Stock, which is the volume weighted average of the closing price of CDnow Common Stock as reported on the Nasdaq National Market on each of the ten consecutive trading days ending with the trading day immediately preceding the date of this Termination Agreement. CDnow represents and warrants that, upon issuance of the Purchased Shares and receipt of payment therefor, such shares will be validly issued, fully paid and nonassessable.

     (b) On or prior to March 16, 2000, each of Time Warner and Sony shall pay to CDnow, in U.S. dollars by wire transfer in immediately available funds to an account specified by the Chief Financial Officer of CDnow in a written notice delivered to each of Time Warner and Sony on or prior to March 14, 2000, an amount equal to one-half of the Aggregate Purchase Price. Not later than one business day following receipt by CDnow of the Aggregate Purchase Price, CDnow shall deliver to each of Time Warner and Sony certificates representing the Purchased Shares.

     (c) Each of Time Warner and Sony, and any of their respective subsidiaries who hold Purchased Shares, shall have registration rights with respect to the Purchased Shares that are identical to the registration rights provided in
Section 9 of the Convertible Loan Agreement in respect of any shares of CDnow Common Stock issued upon conversion of any loans, or any interest payable with respect thereto, made by Time Warner or SMEI to CDnow pursuant to the Convertible Loan Agreement.

     (d) Time Warner and Sony, and any of their respective subsidiaries who hold shares of CDnow Common Stock, acting as one group, shall be entitled, but shall not be required, at any time and from time to time, to designate one individual (the "Designee") to serve as a member of the Board of Directors of CDnow (the "Board of Directors"). In the event a Designee shall have been designated, CDnow shall use all reasonable efforts to cause the Board of Directors to effect the nomination of the Designee (i) in the case of any Designee designated on or prior to December 31, 2001, as a Class I Director and (ii) in the case of any Designee designated after December 31, 2001, for so long as the Board of Directors shall have more than one class, as a member of that class of directors whose term expires at the annual meeting of shareholders of CDnow occurring in the year that is three years after the year in which such Designee is designated, and, in the event the Board of Directors shall have only one class, as a member of the Board of Directors. If the Designee is a director or holds a management level position in any entity whose primary business (i) is engaged in selling pre-recorded music or videos through the Internet or (ii) otherwise competes with the business of CDnow, then Time Warner and Sony shall cause this Designee to immediately resign from the Board of Directors. The right of Time Warner and Sony, and any of their respective subsidiaries who hold shares of CDnow Common Stock, to designate the Designee shall terminate whenever the total number of shares of CDnow Common Stock held by Time Warner, Sony or any of their respective subsidiaries shall be less than 50% of the number of shares constituting the Purchased Shares, in each case appropriately adjusted in accordance with the provisions contained in Exhibit D to the Convertible Loan Agreement.


                                   ARTICLE IV

                             Strategic Relationships

     Each of Time Warner, Sony and CDnow will work together to explore strategic relationships into which they may enter for the benefit of the businesses of CDnow and The Columbia House Company. Nothing contained in this Termination Agreement, any of the Transaction Agreements, the Convertible Loan Agreement or the Security Agreement shall in any way require or otherwise obligate, or be deemed to require or otherwise obligate, any of the parties to this Termination Agreement to enter into any relationship with, or to make any commitment to, any of the other parties to this Termination Agreement, and any and all decisions as to whether or not to enter into any such relationship or to make any such commitment shall be made by each party in its sole discretion.

                                    ARTICLE V

                               General Provisions

     SECTION 5.01. Notices. All notices, requests, claims, demands and other communications under this Termination Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Time Warner, to

         Time Warner Inc.
         75 Rockefeller Plaza
         New York, New York  10019
         Attention: General Counsel

         with a copy to:

         Cravath, Swaine & Moore
         825 Eighth Avenue
         New York, New York  10019
         Attention: Faiza J. Saeed, Esq.

     (b) if to Sony, to

         Sony Corporation of America
         550 Madison Avenue
         New York, New York  10022
         Attention:  Executive Vice President and Chief Financial Officer

         with a copy to:

         Sony Corporation of America
         550 Madison Avenue
         New York, New York  10019
         Attention:  Vice President, Legal Department

         and:

         Rosenman & Colin
         575 Madison Avenue
         New York, New York  10022
         Attention: H. Paul Burak, Esq.

     (c) if to CDnow, Holdco, Pennsylvania Sub, Delaware Sub I, Delaware Sub II or any individual who is a party to this Termination Agreement, to

         CDnow, Inc.
         1005 Virginia Drive
         Ft. Washington, Pennsylvania  19034
         Attention: General Counsel

         with a copy to:

         Morgan, Lewis & Bockius LLP
         1701 Market Square
         Philadelphia, Pennsylvania  19103
         Attention: N. Jeffrey Klauder, Esq.

     SECTION 5.02. Interpretation. When a reference is made in this Termination Agreement to a Section, such reference shall be to a Section of this Termination Agreement unless otherwise indicated. The headings contained in this Termination Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Termination Agreement. Whenever the words "include", "includes" or "including" are used in this Termination Agreement, they shall be deemed to be followed by the words "without limitation".

     SECTION 5.03 Severability. If any term or other provision of this Termination Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Termination Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Termination Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 5.04 Counterparts. This Termination Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Termination Agreement shall become effective as of the date first written above when each of Time Warner, Sony, CDnow, Holdco, Pennsylvania Sub, Delaware Sub I and Delaware Sub II shall have received counterparts of this Termination Agreement that, when taken together, bear the signatures of all such parties to this Termination Agreement, notwithstanding the absence of counterparts of this Termination Agreement bearing the signature of any individual identified on the signature pages to this Termination Agreement. Once effective, this Termination Agreement shall be binding upon, and enforceable against, each of Time Warner, Sony, CDnow, Holdco, Pennsylvania Sub, Delaware Sub I, Delaware Sub II and each individual who executes this Termination Agreement, notwithstanding the failure of any individual identified on the signature pages to this Termination Agreement to execute this Termination Agreement. For the avoidance of doubt, each of Time Warner, Sony, CDnow, Holdco, Pennsylvania Sub, Delaware Sub I, Delaware Sub II and each individual who executes this Termination Agreement, and no other entity or person, shall be a party to this Termination Agreement.

     SECTION 5.05. Entire Agreement; No Third-Party Beneficiaries. This Termination Agreement and the Convertible Loan Agreement, as amended as provided in this Termination Agreement, and Security Agreement, as modified as provided in this Termination Agreement, and any notes and documents issued thereunder,
(a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Termination Agreement and (b) except as provided in
Section 2.01(a) and Section 2.01(b), are not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 5.06. Governing Law. This Termination Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 5.07. Assignment. This Termination Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 5.08 Enforcement. The parties to this Termination Agreement agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Termination Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Termination Agreement and to enforce specifically the terms and provisions of this Termination Agreement in any New York state court or, any Federal court located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any New York state court or any Federal court located in the State of New York in the event any dispute arises out of this Termination Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Termination Agreement in any court other than any New York state court or any Federal court sitting in the State of New York and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Termination Agreement.

     SECTION 5.09. Acknowledgments. Each of the parties to this Termination Agreement acknowledges and represents that this Termination Agreement, including
Article II hereof, is entered into freely and voluntarily by it, it is represented by counsel and it has had an opportunity to review this Termination Agreement, including Article II hereof, with counsel prior to affixing its signature to this Termination Agreement.

     SECTION 5.10. Fees and Expenses. All fees and expenses incurred in connection with this Termination Agreement and the termination of the
Transaction Agreements shall be borne by the party incurring such fees and expenses.

     IN WITNESS WHEREOF, each of the parties hereto have duly executed this Termination Agreement, all as of the date first written above.

                                                               TIME WARNER INC.,

                                                         by /s/ Spencer B. Hayes
                                               ---------------------------------
                                                         Name:  Spencer B. Hayes
                                                       Title: Vice President and
                                                          Deputy General Counsel

                                                    SONY CORPORATION OF AMERICA,

                                                         by /s/ Marinus N. Henny
                                               ---------------------------------
                                                         Name:  Marinus N. Henny
                                                 Title: Executive Vice President

                                                                    CDNOW, INC.,

                                                               by /s/ Jason Olim
                                               ---------------------------------
                                                                Name: Jason Olim
                                                          Title: President & CEO

                                                    DELAWARE HOLDCO CORPORATION,

                                                         by /s/ David A. Capozzi
                                               ---------------------------------
                                                         Name:  David A. Capozzi
                                               Title: Vice President & Secretary

                                                  PENNSYLVANIA SUBSIDIARY, INC.,

                                                         by /s/ David A. Capozzi
                                               ---------------------------------
                                                         Name:  David A. Capozzi
                                               Title: Vice President & Secretary

                                                          DELAWARE SUB I L.L.C.,

                                                               by /s/ Jason Olim
                                               ---------------------------------
                                                                Name: Jason Olim
                                                                Title: President

                                                         DELAWARE SUB II L.L.C.,

                                                               by /s/ Jason Olim
                                               ---------------------------------
                                                                Name: Jason Olim
                                                                Title: President

                                                                  /s/ Jason Olim
                                               ---------------------------------
                                                                      JASON OLIM

                                                                /s/ Matthew Olim
                                               ---------------------------------
                                                                    MATTHEW OLIM